 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2019

LANDEC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27446	94-3025618
(Commission file number)	(IRS Employer Identification No.)

5201 Great America Parkway, Suite 232, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(650) 306-1650
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	LNDC	The NASDAQ Global Select Market

Item 2.02	Results of Operations and Financial Condition.

On January 2, 2020, Landec Corporation (the “Company”) issued a press release announcing its consolidated financial results for the second quarter of fiscal year 2020. The press release is furnished herewith as Exhibit 99.1.

The information in this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Current Report, including Exhibit 99.1, shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 2, 2020, the Company announced that it had completed a strategic review of its Curation Foods, Inc. (“Curation Foods”) business to focus the business on its strategic assets and redesign the organization to be the appropriate size to compete and thrive. To accomplish these goals, the Company will consolidate its Curation Foods’ R&D and centralized business activities into its Innovation Center headquarters in Santa Maria, CA. As a result, the Company will close its leased Santa Clara, CA office and its leased Los Angeles, CA office, which was acquired in the Yucatan Foods acquisition. The Company expects to close these locations permanently by the end of fiscal 2020. The Company previously sold its San Rafael, CA office on December 24, 2019, for $2.4 million, net of commissions. The sale resulted in a loss of $0.4 million which was included in general and administrative expenses during the second quarter.

In addition, the Company will sell its yet to be operational salad dressing plant in Ontario, CA. The Company expects to finalize the sale during the second half of fiscal 2020. The Company is unable to estimate the expected financial impact from the sale at this time.

The Company has also taken action to right size and redesign the Curation Foods organization so that it is appropriate for the Company’s size, focusing on strategic initiatives, developing and elevating internal talent and reducing headcount.

As a result of these actions, the Company expects to incur pre-tax restructuring and related charges in the range of $2.0 to 2.5 million during fiscal 2020 of which approximately $1.2 to $1.5 million will be cash and $0.8 to $1.0 million non-cash. This range includes the $0.4 million loss related to the completed sale of the San Rafael, CA office which was recognized during the second quarter. Of the remaining total amount of pre-tax restructuring and related expense, approximately $1.2 to $1.5 million is for employee and severance related expenses and approximately $0.4 to $0.6 million for lease exit costs. These amounts exclude any potential financial impact from the sale of the Ontario, CA plant which the Company is currently unable to estimate.

The Company expects that these actions will deliver approximately $3.7 million in annual savings and are anticipated to be completed by the end of fiscal 2020.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Principal Financial and Accounting Officer Changes
On December 27, 2019, the Company announced that Greg Skinner was resigning from his position as Executive Vice President of Finance and Administration and Chief Financial Officer of the Company, effective as of January 8, 2020.

Effective as of January 8, 2020, the Board of Directors of the Company promoted Brian McLaughlin, Chief Financial Officer of Curation Foods, Inc. (“Curation Foods”) and Vice President of the Company to the position of interim Chief Financial Officer and Vice President of Finance and Administration of the Company.

Mr. McLaughlin (age 65) has been the Chief Financial Officer of Curation Foods since August 2015 and Vice President of the Company since October 2019. Mr. McLaughlin was Chief Financial Officer for Organicgirl from 2010 until August 2015. Prior to that he was Chief Financial Officer for EuroFresh Farms from 2008 until 2009, and Chief Financial Officer for Driscoll’s, Inc. from 2006 until 2007. From 1996 until 2006, Mr. McLaughlin served as Chief Financial Officer of Fresh Express, Inc.

On December 27, 2019, the Company issued a press release announcing the events described above. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Named Executive Officer Termination
On January 2, 2020, Parker Javid was terminated from his positions as Chief Customer and Sales Officer for Curation Foods and Vice President of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 2, 2020 regarding financial results.

99.2	Press Release announcing officer changes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2020

LANDEC CORPORATION

By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Executive Vice President of Finance and Administration and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 2, 2020 regarding financial results.

99.2	Press Release announcing officer changes

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